EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the ordinary shares, par value of US$0.00166667 per share of Powerbridge Technologies Co., Ltd., a Cayman Islands exempted company with limited liability whose principal place of business is in Zhuhai, China, shall be filed on behalf of the undersigned.

April 5, 2019

Hogstream Holding Ltd.

By:	/s/ Stewart Lor
Name: Stewart Lor
Title: Sole Shareholder

By:	/s/ Stewart Lor
Name: Stewart Lor